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                                                                    EXHIBIT 23.2







                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 of CIMA LABS INC. (the "Company") relating to the offering of up to 250,000 of Common Stock, par value $.01 per share, of the Company pursuant to the Company's Equity Incentive Plan of our report dated February 11, 2000, except for Note 9, as to which the date is March 17, 2000, with respect to the financial statements and schedule of the Company included in its Annual Report on Form 10-K/A for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                     /s/  ERNST & YOUNG LLP
Minneapolis, Minnesota
July 27, 2000